EFFECTIVE AUGUST 23RD, 2004 UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549	OMB APPROVAL OMB Number: 3235-0060 Expires: March 31, 2006 Estimated average burden hours per response …….28.0

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 8, 2004

Great Expectations and Associates, Inc.
(Exact name of registrant as specified in its charter)

Colorado	0001100397	841521955
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

212 Carnegie Center, Ste 206, Princeton, NJ	08540
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (609) 844-7755

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 - Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities.

On December 8, 2004, Great Expectations and Associates, Inc., a Colorado corporation (the “Company”), sold to accredited investors at a subsequent closing of a private placement offering 8 Units at $25,000 per Unit for an aggregate purchase price of $200,000. In making such sale, the Company relied on the exemption from registration provided by Section 506 of Regulation D. Each Unit is comprised of (i) 87,108 shares of Common Stock, no par value, of the Company (“Common Stock”) and (ii) a 5-year Warrant (each a “Warrant” and collectively the “Warrants) to purchase 87,108 shares of Common Stock at an exercise price of $0.40 per share. At the subsequent closing, the accredited investors received an aggregate of 696,864 shares of Common Stock and Warrants to purchase 696,864 shares of Common Stock. The Company issued to the Placement Agent and/or its designees an aggregate of 137,979 shares of Common Stock and warrants to acquire up to an aggregate of 139,373 shares of Common Stock.

As previously reported, at the initial closing of the Private Placement which occurred on November 12, 2004, the accredited investors received an aggregate of 10,191,638 shares of Common Stock and Warrants to purchase 10,191,638 shares of Common Stock and the Company issued to the Placement Agent and/or its designees an aggregate of 2,057,160 shares of Common Stock and warrants to acquire up to an aggregate of 2,038,328 shares of Common Stock.

The proceeds of such sales will be used principally to fund further development of cancer vaccines and provide funding to conduct a Phase I trial in currently developed vaccines and to cover the costs of development and testing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT EXPECTATIONS AND ASSOCIATES, INC.

December 8, 2004	By: /s/ J. Todd Derbin
Name: J. Todd Derbin
Title: President and Chief Executive Officer